    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 2002


                                                      REGISTRATION NO. 333-69740
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        CITIZENS COMMUNICATIONS COMPANY

               (Exact name of registrant as specified in charter)

                   DELAWARE                                        06-0619596
        (State or other jurisdiction of              (I.R.S. employer identification number)
        incorporation or organization)

         3 HIGH RIDGE PARK, STAMFORD, CONNECTICUT 06905 (203) 614-5600 (Address, including, zip code, and telephone number, including area code, of registrant's principal executive offices)

                               SCOTT N. SCHNEIDER
                         VICE CHAIRMAN OF THE BOARD AND
                            EXECUTIVE VICE PRESIDENT
                        CITIZENS COMMUNICATIONS COMPANY
                               3 HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06905
                            TEL. NO. (203) 614-5600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

   DAVID F. KROENLEIN, ESQ.                                 VINCENT PAGANO, JR., ESQ.
       WINSTON & STRAWN                                     SIMPSON THACHER & BARTLETT
       200 PARK AVENUE                                         425 LEXINGTON AVENUE
      NEW YORK, NY 10166                                  NEW YORK, NEW YORK 10017-3954
        (212) 294-2645                                            (212) 455-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 15, 2002


PRELIMINARY PROSPECTUS

                                     [LOGO]

                                 $1,750,000,000
                       OFFER TO EXCHANGE ALL OUTSTANDING
     6.375% SENIOR NOTES DUE 2004 ($300,000,000 AGGREGATE PRINCIPAL AMOUNT
                                  OUTSTANDING)
                        FOR 6.375% SENIOR NOTES DUE 2004
     7.625% SENIOR NOTES DUE 2008 ($750,000,000 AGGREGATE PRINCIPAL AMOUNT
                                  OUTSTANDING)
                        FOR 7.625% SENIOR NOTES DUE 2008
      9.00% SENIOR NOTES DUE 2031 ($700,000,000 AGGREGATE PRINCIPAL AMOUNT
                                  OUTSTANDING)
                        FOR 9.00% SENIOR NOTES DUE 2031

                EACH REGISTERED UNDER THE SECURITIES ACT OF 1933


    - The exchange offer expires at 5:00 p.m., New York City time, on
                  , 2002, unless extended.


    - The exchange offer is not subject to any conditions other than that the exchange offer will not violate any applicable law or interpretation of the staff of the SEC and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer.

    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

    - Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m. on the expiration date of the exchange offer.

    - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.

    - The new notes will not be listed or quoted on any securities exchange.

    - The terms of the new notes to be issued are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.


    CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 10.


    Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with resales of new notes.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE NEW NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is             , 2002.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      3
Risk Factors................................................     10
Provision of Information....................................     17
Forward-Looking Statements..................................     17
Use of Proceeds.............................................     18
Selected Consolidated Financial Data........................     19
Ratio of Earnings to Fixed Charges..........................     20
The Exchange Offer..........................................     21
Description of the New Notes................................     32
Material United States Federal Income Tax Considerations....     43
Plan of Distribution........................................     44
Legal Matters...............................................     44
Experts.....................................................     44
Where You Can Find More Information.........................     45
Incorporation by Reference..................................     45


                            ------------------------


    This prospectus incorporates important business and financial information about Citizens Communications Company that is not included in or delivered with this prospectus. See "Incorporation by Reference." This information is available without charge to holders of our outstanding notes upon written or oral request to:



                        Citizens Communications Company
                 3 High Ridge Park, Stamford, Connecticut 06905
                         Attn.: Office of the Secretary
                             Telephone 203-614-5600



    HOLDERS OF OUR OUTSTANDING NOTES MUST REQUEST THE INFORMATION NO LATER THAN
FIVE BUSINESS DAYS BEFORE        , 2002 TO OBTAIN TIMELY DELIVERY.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS ONLY SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE EXCHANGE OFFER, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND THE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "INCORPORATION BY REFERENCE."

    Citizens Communications Company is a Delaware corporation. Our principal executive offices are located at 3 High Ridge Park, Stamford, Connecticut 06905, and our telephone number at that address is (203) 614-5600. Our world wide web site address is HTTP://WWW.CZN.COM. The information in our website is not part of this prospectus.

    In this prospectus, references to "Citizens" are to Citizens Communications Company and do not include its subsidiaries. References to the "Company," "we," "us" and "our" are to Citizens Communications Company and do include its subsidiaries. References to the "notes" are to the 6.375% senior notes due 2004, the 7.625% senior notes due 2008 and the 9.00% senior notes due 2031.

                               THE EXCHANGE OFFER

    On August 16, 2001, we completed the private offering of the "initial" notes, comprised of $300,000,000 principal amount of 6.375% Senior Notes Due 2004, $750,000,000 principal amount of 7.625% Senior Notes Due 2008 and $700,000,000 principal amount of 9.00% Senior Notes due 2031. In connection with the private offering, we entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to use reasonable efforts to complete the exchange offer no later than February 12, 2002.

    In the exchange offer, you are entitled to exchange your initial notes for "new" notes--registered notes with substantially identical terms as the initial notes, except for transfer restrictions and registration rights relating to the initial notes. If we do not complete the exchange offer by February 12, 2002, the per annum interest rate on the initial notes will be increased by one-quarter of one percentage point. Currently, $1,750,000,000 principal amount of initial notes are outstanding.

    We believe that the new notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to the exchange offer.

                        CITIZENS COMMUNICATIONS COMPANY

    We are a telecommunications-focused company providing wireline communications services primarily to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. In addition, we provide competitive local exchange carrier, or CLEC, service to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, Inc., or ELI, our 85%-owned subsidiary. ELI is a publicly-traded company that we control with 96% of the vote through a class of common stock that has 10 votes for each vote of the publicly-traded common stock. We also provide public utility services including water distribution and wastewater treatment, natural gas transmission and distribution and electric transmission and distribution services to primarily rural and suburban customers throughout the United States.

    With approximately 2.5 million telephone access lines in 24 states we were the seventh largest local access wireline telephone provider in the United States as of September 30, 2001. We also have agreements to purchase an additional 63,700 local access lines. In fiscal years 1999 and 2000, revenues from our ILEC services segment were $903.2 million and $963.7 million, respectively. Revenues in fiscal years 1999 and 2000, from our CLEC services segment were $187.0 million and $244.0 million, respectively.

    In 1999, we announced plans to divest our public utilities services segments. Consistent with this effort, we have sold or contracted to sell our water and wastewater utility services segments and portions of our gas and electric properties and are presently engaged in the sale of, or are seeking buyers for, our remaining gas and electric utility services segments. Pending these divestitures, we continue to provide gas and electric utility services and water and wastewater services.

                          TERMS OF THE EXCHANGE OFFER

    The exchange offer relates to the exchange of up to $1,750,000,000 aggregate principal amount of initial notes for an equal aggregate principal amount of new notes. The new notes will be obligations of Citizens and will be governed by the same indenture that governs the initial notes. The form and terms of the new notes are substantially identical to the form and terms of the initial notes except that the issuance of the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the exchange and registration rights agreement that was executed as part of the private offering of the initial notes. The exchange and registration rights agreement provides for registration rights with respect to the initial notes and for the payment of additional interest on the initial notes if we fail to meet our registration obligations under that agreement.

Initial Notes.............................  $300,000,000 aggregate principal amount of 6.375% Senior
                                            Notes Due 2004, $750,000,000 aggregate principal amount
                                            of 7.625% Senior Notes Due 2008, and $700,000,000
                                            aggregate principal amount of 9.00% Senior Notes Due
                                            2031, each of which were issued on August 16, 2001.

New Notes.................................  $300,000,000 aggregate principal amount of 6.375% Senior
                                            Notes Due 2004, $750,000,000 aggregate principal amount
                                            of 7.625% Senior Notes Due 2008, and $700,000,000
                                            aggregate principal amount of 9.00% Senior Notes Due
                                            2031, each of which we are offering hereby. The initial
                                            notes and the new notes are referred to collectively as
                                            the notes.

The Exchange Offer........................  We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of initial
                                            notes. Initial notes may only be exchanged in $1,000
                                            principal amount increments. As of the date of this
                                            prospectus, there are outstanding $1,750,000,000
                                            aggregate principal amount of initial notes. To be
                                            exchanged, the initial notes must be properly tendered
                                            and accepted. All outstanding initial notes that are
                                            properly tendered and not validly withdrawn will be
                                            exchanged for new notes issued on or promptly after the
                                            expiration date of the exchange offer.

Resales...................................  Based on an interpretation by the Securities and
                                            Exchange Commission set forth in no-action letters
                                            issued to third parties, we believe that you may resell
                                            or otherwise transfer new notes issued in the exchange
                                            offer without complying with

                                            the registration and prospectus delivery requirements of
                                            the Securities Act, provided that:

                                            - you are not our "affiliate" within the meaning of Rule
                                              405 under the Securities Act;

                                            - you are not a broker-dealer who acquired the initial
                                              notes directly from us without compliance with the
                                              registration and prospectus delivery provisions of the
                                              Securities Act;

                                            - you acquire the new notes in the ordinary course of
                                              your business; and

                                            - you are not participating in, do not intend to
                                              participate in, and have no arrangement or
                                              understanding with any person to participate in the
                                              distribution of the new notes.

                                            If you are a broker-dealer and receive new notes for
                                            your own account in the exchange offer in exchange for
                                            initial notes that were acquired as a result of
                                            market-making or other trading activities, you must
                                            acknowledge that you will deliver a prospectus in
                                            connection with any resale of the new notes.

Consequences of Failure to
  Exchange................................  If you do not exchange your initial notes for the new notes in the exchange offer, you will still be subject
                                            to the restrictions on transfer of your initial notes
                                            and we will not have any further obligation to the
                                            holders of those initial notes to provide for the
                                            registration of the initial notes under the registration
                                            rights agreement.

Expiration Date...........................  5:00 p.m., New York City time,       , 2002, unless we
                                            extend the exchange offer, in which case the term
                                            "expiration date" means the latest date and time to
                                            which the exchange offer is extended.

Interest on the New Notes and the Initial
  Notes...................................  Each new note will bear interest from August 16, 2001.
                                            If your initial notes are accepted for exchange, you
                                            will not receive accrued interest on the initial notes
                                            and will be deemed to have waived the right to receive
                                            any interest on the initial notes from and after August
                                            16, 2001.

Conditions to the Exchange Offer..........  The exchange offer is subject to the conditions that the exchange offer not violate any applicable law or
                                            interpretation of the staff of the SEC and that there be
                                            no pending or threatened proceeding that would
                                            reasonably be expected to impair our ability to proceed
                                            with the exchange offer, as further described herein.
                                            The exchange offer is not conditioned upon any minimum
                                            aggregate principal amount of initial notes being
                                            tendered in the exchange.

Procedures for Tendering Initial Notes....  If you wish to accept the exchange offer, you must complete,

                                            sign and date the accompanying letter of transmittal in
                                            accordance with its instructions and deliver the letter
                                            of transmittal, together with the initial notes and any
                                            other required documentation, to the exchange agent at
                                            the address set forth in the letter of transmittal prior
                                            to 5:00 p.m., New York City time, on the expiration
                                            date. If you hold initial notes through The Depository
                                            Trust Company ("DTC") and wish to accept the exchange
                                            offer, you must do so under DTC's Automated Tender Offer
                                            Program, by which you will agree to be bound by the
                                            letter of transmittal. Confirmation of such book-entry
                                            transfer must be received by the exchange agent prior to
                                            the expiration date.

Special Procedures for Beneficial.........  If you are a beneficial owner whose initial notes are registered in the name Owners of a broker, dealer,
                                            commercial bank, trust company or other nominee and you
                                            wish to tender in the exchange offer, you should contact
                                            the person in whose name your initial notes are
                                            registered promptly and instruct the person to tender on
                                            your behalf. If you wish to tender in the exchange offer
                                            on your own behalf, you must, before completing and
                                            executing the letter of transmittal and delivering your
                                            initial notes, either make appropriate arrangements to
                                            register ownership of the initial notes in your name or
                                            obtain a properly completed bond power from the person
                                            in whose name your initial notes are registered. The
                                            transfer of registered ownership may take considerable
                                            time.

Guaranteed Delivery Procedures............  If you wish to tender your initial notes in the exchange offer and your initial notes are not immediately
                                            available or you cannot deliver your initial notes, the
                                            letter of transmittal and any other required documents
                                            or you cannot comply with the procedures for book-entry
                                            transfer prior to the expiration date, you may tender
                                            your initial notes according to the guaranteed delivery
                                            procedures described herein.

Withdrawal Rights.........................  You may withdraw your tenders at any time prior to 5:00
                                            p.m., New York City time, on the expiration date
                                            according to the procedures described herein.

Acceptance of Initial Notes and Delivery
  of New Notes............................  Subject to certain conditions summarized above, we will accept for exchange any and all initial notes that are
                                            properly tendered in the exchange offer prior to the
                                            expiration date. The new notes issued in the exchange
                                            offer will be delivered promptly after the expiration
                                            date.

Certain Federal Income Tax
  Considerations..........................  With respect to the exchange of initial notes for new notes:

                                            - the exchange will not constitute a taxable exchange
                                            for federal income tax purposes; and

                                            - you will not recognize any gain or loss upon receipt
                                            of the new notes.

                                            You must include interest on the new notes in gross
                                            income to the same extent as interest on the initial
                                            notes.

Exchange and Registration Rights
  Agreement...............................  In connection with the sale of the initial notes, we entered into an exchange and registration rights
                                            agreement with the initial purchasers of the initial
                                            notes that grants the holders of the initial notes
                                            registration rights. By making this exchange offer, we
                                            will have fulfilled most of our obligations under the
                                            registration rights agreement. If you do not tender your
                                            initial notes in the exchange offer, you will not have
                                            any further registration rights under the registration
                                            rights agreement or otherwise unless you were not
                                            eligible to participate in the exchange offer, as
                                            further described herein. If you are eligible to
                                            participate in the exchange offer and do not tender your
                                            initial notes, you will continue to hold the untendered
                                            initial notes, which will continue to be subject to
                                            restrictions on transfer under the Securities Act.

Exchange Agent............................  The Chase Manhattan Bank.

Use of Proceeds...........................  We will not receive any proceeds from the issuance of the new notes in the exchange offer.

                             TERMS OF THE NEW NOTES

    The following is a summary of the terms of the new notes. The form and terms of the new notes are substantially identical to the form and terms of the initial notes except that:

    - the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

    - the holders of the new notes, except in limited circumstances, will not be entitled to further registration rights under the registration rights agreement or to receive additional interest on the new notes if we fail to comply with certain registration obligations.

    The new notes will evidence the same debt as the initial notes and will be governed by the same indenture under which the initial notes were issued.

                                 THE NEW NOTES

SENIOR NOTES DUE 2004

  Securities Offered......................  $300,000,000 principal amount of 6.375% notes due August
                                            15, 2004.

  Maturity Date...........................  August 15, 2004.

  Interest Rate...........................  6.375% per annum, accruing from August 16, 2001.

  Interest Payment Dates..................  Each February 15 and August 15, commencing February 15,
                                            2002.

  Optional Redemption.....................  We may, at any time, redeem the notes due 2004, in whole or in part at the redemption prices described herein.

SENIOR NOTES DUE 2008

  Securities Offered......................  $750,000,000 principal amount of 7.625% notes due August
                                            15, 2008.

  Maturity Date...........................  August 15, 2008.

  Interest Rate...........................  7.625% per annum, accruing from August 16, 2001.

  Interest Payment Dates..................  Each February 15 and August 15, commencing February 15,
                                            2002.

  Optional Redemption.....................  We may, at any time, redeem the notes due 2008, in whole or in part at the redemption prices described herein.

SENIOR NOTES DUE 2031

  Securities Offered......................  $700,000,000 principal amount of 9.00% notes due August
                                            15, 2031.

  Maturity Date...........................  August 15, 2031.

  Interest Rate...........................  9.00% per annum, accruing from August 16, 2001.

  Interest Payment Dates..................  Each February 15 and August 15, commencing February 15,
                                            2002.

  Optional Redemption.....................  We may, at any time, redeem the notes due 2031, in whole or in part at the redemption prices described herein.

THE NOTES GENERALLY

  Ranking.................................  The notes will be unsecured and will rank equal in right of payment to all our existing senior debt and all
                                            future senior debt. The notes will be effectively junior
                                            to our secured indebtedness and all existing and future
                                            indebtedness, of our subsidiaries and affiliates. At
                                            September 30, 2001, we had $6,399.6 million in long-term
                                            debt. Of this total indebtedness $1,104.1 million was at
                                            the subsidiary level and will be structurally senior to
                                            the notes. Included in the subsidiary debt at September
                                            30, 2001, was $131.5 million of secured indebtedness.
                                            The remaining long-term debt is pari passu with the
                                            notes.

  Certain Covenants.......................  The indenture governing the notes contains covenants that limit our ability to:

                                            -  incur liens on our property or assets to secure debt,
                                               and

                                            -  merge or consolidate with another company or sell,
                                               lease or convey all or substantially all of our
                                               assets.

  Further Issues..........................  We may from time to time without the consent of holders of notes of any series create and issue further notes
                                            having the same terms and conditions as such notes so
                                            that the further issue is consolidated and forms a
                                            single series with that series of notes.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS LISTED BELOW AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE DECIDING TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER.

IF YOU FAIL TO EXCHANGE PROPERLY YOUR INITIAL NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO TRANSFER RESTRICTIONS.

    We will only issue new notes in exchange for initial notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes described under the caption "The Exchange Offer--Procedures for Tendering Initial Notes" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of initial notes.

    If you do not exchange your initial notes for new notes in the exchange offer, the initial notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the initial notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register initial notes under the Securities Act. If you continue to hold any initial notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the initial notes.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NEW NOTES, YOU MAY BE UNABLE TO SELL THE NEW NOTES OR TO SELL THEM AT A PRICE YOU DEEM SUFFICIENT.

    The new notes will be new securities for which there is no established trading market. We do not intend to list the new notes on any exchange. We cannot give you any assurance as to:

    - the liquidity of any trading market that may develop;

    - the ability of holders to sell their new notes; or

    - the price at which holders would be able to sell their new notes.

    Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price depending on many factors including:

    - prevailing interest rates;

    - the number of holders of the new notes;

    - the interest of securities dealers in making a market for the new notes;

    - the market for similar notes; and

    - our financial performance.

    We understand that the initial purchasers of the initial notes presently intend to make a market in the new notes. However, they are not obligated to do so and may discontinue making a market in the new notes at any time without notice. Finally, if a large number of holders of initial notes do not tender initial notes or tender initial notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the new notes.

THE COVENANTS IN THE NEW NOTES DO NOT LIMIT OUR ABILITY TO INCUR DEBT; IF WE INCUR SUBSTANTIAL ADDITIONAL DEBT, THESE HIGHER LEVELS OF DEBT MAY AFFECT OUR CREDITWORTHINESS.

    The indenture does not restrict our ability to incur indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our creditworthiness.

A DOWNGRADING IN OUR CREDIT RATINGS WILL LIKELY REDUCE THE MARKET VALUE OF THE NOTES AND MAY CAUSE NEW FINANCIAL COVENANTS TO BE APPLICABLE.


    Currently, our senior unsecured indebtedness carries an investment grade rating; however our Standard & Poor's rating is on negative watch. It is our intention to maintain investment grade credit ratings for our senior unsecured indebtedness. We have consulted with Standard & Poor's on our financial objectives. Our ability to maintain our investment grade rating is dependent upon the results of operations and our ability to complete the sale of our public utility assets. If we undertake additional acquisitions, our ability to maintain our credit rating will depend on the manner in which the acquisitions are financed. If we fail to preserve the strength of our balance sheet, subsequent acquisitions could result in a downgrading of the ratings applicable to our senior unsecured indebtedness, including the notes. A downgrading would likely reduce the market value of the notes. If we fail to maintain an investment grade rating for our senior unsecured indebtedness, our agreement for the $200 million loan that we currently have outstanding with the Rural Telephone Finance Cooperative (or RTFC) also requires that we maintain an interest coverage ratio of 2 to 1 and a leverage ratio of 6 to 1 or lower. We currently satisfy both ratios and could prepay the RTFC loan with our credit facilities if such covenants contained in the RTFC loan agreement were to be applicable and at such time we were not in compliance with such covenants.


WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS IN A MANNER WHICH COULD ALTER OUR CAPITAL STRUCTURE AND ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES.


    We have recently grown rapidly through acquisitions. We expect to continue to explore additional opportunities to expand through the acquisitions of assets or entities. In connection with any such acquisitions, we may incur substantial additional indebtedness, refinance existing indebtedness or otherwise change our capital structure or enter into one or more joint ventures to hold assets or entities. While we intend to undertake acquisitions in a manner that would maintain our investment grade rating, there can be no assurance that we will be successful in doing so. If we fail to maintain a capital structure that lenders, rating agencies and the market in general deems suitable, there may be an adverse effect on the market value of the notes.


WE MAY BE UNABLE TO SUCCESSFULLY DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENTS IN A TIMELY MANNER WHICH MAY ADVERSELY AFFECT OUR FINANCING PLANS.

    A key component of our business strategy involves the divestiture of our public utilities services segments. Failure to sell our public utilities services segments on acceptable terms or to complete agreed sales within agreed time periods may adversely affect our ability to obtain new financing on acceptable terms to continue to expand our telecommunications business internally and to meet competitive challenges. Sales of our public utilities services segments require regulatory approval and in some cases contain financing conditions. We cannot be sure that we will receive the necessary regulatory approvals or the applicable purchasers will obtain the required financing prior to the expirations of closing deadlines contained in our sale agreements. Therefore, the planned sale of our public utilities services segments may not occur within the anticipated time periods. Examples of delays or factors which may affect our proposed transactions include:

    - Our agreements to sell our Arizona and Vermont electric divisions have been terminated due to the failure of the proposed purchaser to obtain financing.

    - The Hawaii Public Utility Commission has denied the initial application requesting approval of the proposed sale of our Kauai electric division to Kauai Island Electric Co-op. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

    Our failure to consummate these divestitures could adversely affect our financing plans, credit ratings and internal expansion.

UNTIL WE DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENTS WE WILL BE SUBJECT TO THE RISKS OF THE PUBLIC UTILITIES BUSINESS.

    We intend to divest our public utilities services segments in order to focus on the telecommunications sector. Until we complete our divestitures on acceptable terms, we remain subject to continuing risks of the public utilities business. These risks include exposure to rapidly fluctuating prices for gas and electricity in a regulated or partially regulated environment and financial instability in the public utilities industry in certain states. For example:

    - In Arizona, we are deferring $98.0 million of purchase power costs as of September 30, 2001. We have deferred charging these costs to consumers and have recorded them as a regulatory asset on our balance sheet in anticipation of recovering certain amounts through future rate adjustments. On July 16, 2001, we entered into a new seven year purchase agreement which allows us to purchase all power required for our operations at a fixed rate.

    - In Vermont, we belong to a Vermont utility consortium that purchases power from a Canadian power generation facility. Two participants in the consortium, representing an aggregate of 83% of the purchase commitment, have experienced financial difficulties. If they default on their purchase commitments, we, as a 10% participant, and other members of the consortium will be obligated to purchase the defaulting parties' share of power on a pro rata basis. We will be exposed to any price differential between the price that we pay for the power and the market price for the power.

    - The market for energy has become more unstable recently, particularly in states such as California. Continued market instability in California or in other jurisdictions may have an adverse effect upon the energy market generally and our operations specifically.

WE HAVE SUBSTANTIAL EXISTING INDEBTEDNESS AND MAY INCUR SUBSTANTIAL ADDITIONAL OBLIGATIONS.

    As of September 30, 2001, we had outstanding long-term indebtedness of approximately $6,399.6 million of which $156.0 million was classified as current. This amount includes indebtedness of our 85%-owned subsidiary, Electric Lightwave, Inc., or ELI. On September 30, 2001, we had available lines of credit with financial institutions in the amounts of $2.65 billion. As of September 30, 2001, no borrowings were outstanding under these credit facilities. On October 24, 2001, we replaced these credit facilities with available revolving lines of credit with financial institutions in the amounts of $680 million and $100 million. An additional $25 million was provided by a lender who was added to the credit facilities after October 24, 2001, for total available commitments of $805 million. The credit facilities have similar terms and conditions. The expiration dates are October 24, 2006. During the term of the facilities we may borrow, repay and reborrow funds. On a consolidated basis, we paid $113.0 million in interest on our long-term indebtedness during the fiscal quarter ended September 30, 2001. If the long-term indebtedness outstanding on September 30, 2001 had been outstanding for the entire fiscal quarter then ended, we would have paid $124.7 million in interest on our long-term indebtedness for that quarter based upon the interest rates in effect on September 30, 2001. Of our long-term indebtedness at September 30, 2001, $5,863.3 million of such indebtedness bore a fixed interest rate and $536.3 million of such indebtedness bore interest at a floating rate.

    As of September 30, 2001, ELI had outstanding indebtedness of approximately $1,013.0 million. ELI has borrowed $400.0 million under a revolving line of credit with commercial banks that expires on November 21, 2002 and has issued $325.0 million in indebtedness that matures on May 14, 2004. In addition, ELI has entered into leases for telecommunication facilities, including one with a final purchase option due on April 30, 2002 in the amount of $110.0 million. We have guaranteed $910.0 million of indebtedness and other obligations of ELI. We do not expect that ELI will have sufficient resources from internally generated funds to make all of these required payments. Therefore, ELI must rely upon the financial markets and us to refinance all or a portion of this indebtedness. There can be no assurance that ELI will be successful in refinancing this indebtedness. We have committed to continue to finance ELI's cash requirements through a revolving credit facility to ELI in the amount of $450.0 million that matures on October 30, 2005. As of September 30, 2001, $150.0 million principal amount was outstanding under this facility.

    We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit ratings could be adversely affected. As a result, our borrowing costs could increase and our access to capital may be adversely affected.

WE MAY BE UNABLE TO ACHIEVE IMPROVED OPERATING RESULTS FROM OUR NEWLY ACQUIRED OPERATIONS AND EFFICIENTLY INTEGRATE THESE OPERATIONS INTO OUR EXISTING BUSINESS.

    In order to accomplish growth in profitability, we will need to increase our revenues per customer through enhanced products and services as well as attract new customers while retaining our existing customer revenue base. In addition, we need to integrate our newly acquired operations into our existing business. Our strategy is premised, in part, on our ability to timely consummate our pending telecommunications acquisitions and to improve operating results in our existing and to-be-acquired telecommunications businesses by introducing new communications products and services, expanding the penetration of existing services and improving operating efficiencies.

    The rapid growth in the size of our telecommunications business though our acquisitions and our ongoing transformation into a telecommunications company poses challenges for us to monitor our operations, costs, regulatory compliance, and service quality and to maintain other necessary internal controls. If we are not able to meet these challenges effectively, our results of operations may be harmed.

A SIGNIFICANT PORTION OF OUR REVENUES COMES FROM ACCESS CHARGES WHICH MAY BE REDUCED AT ANY TIME PURSUANT TO NEW REGULATIONS.

    A significant portion of our revenues comes or is derived from access charges paid by interexchange carriers, or IXCs, for services we provide in originating and terminating intrastate and interstate long-distance telephone calls. The amount of access charge revenues we receive for these services is regulated by the Federal Communications Commission, or FCC, and state regulatory agencies. Recent rulings regarding access charges have lowered the amount of revenue we receive from this source. In addition, a portion of our access revenues is received from state and federal universal service funds based upon the high cost of providing telephone service to certain rural areas. In the future, there may be proposals by state or federal regulatory agencies to eliminate or reduce these revenues. A material reduction in the revenues we receive from these funds would adversely affect our financial results. We are unable to predict the future actions of the various regulatory bodies, but such actions could materially affect our business.

WE FACE COMPETITION FROM NUMEROUS COMPETITORS CURRENTLY ACTIVE IN OUR MARKETS OR WHICH MAY ENTER OUR MARKETS.

    The telecommunications industry is a competitive industry. The traditional dividing lines between long distance, local, wireless, cable and internet services are becoming increasingly blurred. Through mergers and various service integration strategies, services providers are striving to provide integrated solutions both within and across geographic markets. As a diversified full service incumbent local exchange carrier, or ILEC, our competitors are competitive local exchange carriers, or CLECs, and other providers (or potential providers) of services, such as internet service providers, or ISPs, satellite companies, neighboring ILECs and cable companies that may provide services competitive with ours or services that we intend to introduce. We cannot assure you that we will be able to compete effectively with these industry participants in all of our operations.

    In addition, wireless providers currently compete in territories of all of our rural telephone exchange subsidiaries. Increased competition from these wireless providers is expected. We cannot predict the effects of greater competition from wireless providers. Furthermore, regions served by access lines that have not had substantial upgrading over the last several years are particularly vulnerable to competition. Until we complete the upgrade of our access lines, the services we provide in the areas served by these access lines are vulnerable to competition from operators of more updated systems.

    We expect competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including a changing regulatory environment that may affect our competitors and us differently, new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

ELI FACES SUBSTANTIAL COMPETITION FOR ITS TELECOMMUNICATIONS SERVICES FROM LARGER COMPANIES.

    ELI's competitors for telecommunications services are primarily larger ILECs, CLECs and IXCs. Because it is not an incumbent provider, ELI's ability to succeed in the telecommunications services market depends to a large extent on its ability to build tailored, value-added network services for business customers and to maintain its customer base and develop additional business customers in its core geographic areas in light of changing technologies.

    We anticipate that general pricing competition and pressures will increase significantly. We have not obtained significant market share in any of the areas where we offer our CLEC services, nor do we expect to do so given the size of our telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that we will be able to compete effectively in any of our markets. Furthermore, the recent bankruptcies and weakened financial position of a number of CLECs have resulted in a more demanding operating environment for CLECs, as both customers and suppliers are more concerned about each CLEC's creditworthiness.

MANY OF OUR COMPETITORS HAVE SUPERIOR RESOURCES, WHICH MAY PLACE US AT A COST AND PRICE DISADVANTAGE AND RESULT IN LOWER REVENUES AND MARGINS.

    Many of our current and potential competitors, including the regional Bell operating companies, have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. In addition, some of our competitors can raise capital at a lower cost than we can. Consequently, some competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. Also, the greater brand name recognition of some competitors may require us to price our services at lower levels in order to win business. Finally, the cost advantages of some competitors may give them the ability to reduce their prices for an extended period of time if they so choose.

OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, IMPOSING SUBSTANTIAL COMPLIANCE COSTS AND RESTRICTING OUR ABILITY TO COMPETE IN OUR TARGET MARKETS.

    As an ILEC, we are subject to significant regulation from federal, state and local authorities. This regulation restricts our ability to raise our rates, especially in our basic services, and imposes substantial compliance costs on us. Regulation restricts our ability to compete and, in some jurisdictions, it may restrict our ability to expand our services. In addition, changes to the regulations that govern us may have an adverse effect upon our business by reducing the allowable fees that we may charge, imposing additional compliance costs, or otherwise changing the nature of our operations and the competition in our industry.

IN THE FUTURE AS COMPETITION ENTERS OUR MARKETS, WE MAY BE UNABLE TO MEET THE TECHNOLOGICAL NEEDS OR EXPECTATIONS OF OUR CUSTOMERS AND, CONSEQUENTLY, LOSE MARKET SHARE.

    The telecommunications industry is subject to significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the needs or expectations of our customers. Replacing or upgrading our infrastructure could result in significant capital expenditures which could adversely affect our financial position. The failure to replace or upgrade our infrastructure could cause us to lose market share to better capitalized competitors.

DETERIORATING ECONOMIC CONDITIONS COULD HARM OUR BUSINESS.

    Demand for communications products and services may be adversely affected by a downturn in the United States economy as well as changes in the global economy. Key United States economic indicators have recently signaled a softening of the United States economy. As a result, we may experience decreased demand for our communications products and services. A decline in the demand for and usage of communications products and services could have an adverse effect on our results of operations and financial condition.

    Many of ELI's customers are in various internet-related businesses, including internet service providers, some of which have been adversely affected by recent business trends in that sector. To the extent the credit quality of these customers deteriorates or these customers seek bankruptcy protection, ELI's operating results may be adversely affected.

AS A HOLDING COMPANY WITH RESPECT TO TELECOMMUNICATIONS ASSETS, WE WILL REQUIRE DIVIDENDS FROM SUBSIDIARIES TO MEET CASH REQUIREMENTS OR PAY DIVIDENDS.

    Citizens conducts all its telecommunications business operations through its subsidiaries and may arrange for certain telecommunications assets subsequently acquired to be held in special purpose legal entities with separate financing. Accordingly, following the divestiture of our public utilities services segments, Citizens' only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness will be distributions relating to its ownership interest in its telecommunications subsidiaries and affiliates from the net earnings and cash flow generated by such subsidiaries. We cannot be sure that Citizens' telecommunications subsidiaries will generate sufficient cash flow to pay or distribute such dividends or funds, or that applicable state law, regulatory action, and contractual restrictions, including negative covenants contained in any debt instruments of such subsidiaries and affiliates, would permit such dividends, distributions or payments. Our subsidiaries are not currently subject to any contractual or legal provision that materially restricts their ability to pay dividends or otherwise make distributions to Citizens in amounts sufficient to pay interest and principal on our outstanding obligations. Nevertheless, in the future, we or our subsidiaries may enter into indebtedness or other agreements which may contain such restrictions or legal or regulatory requirements to that effect may restrict us and our subsidiaries.

OUR ACTUAL OPERATING RESULTS WILL DIFFER FROM THE RESULTS INDICATED IN THE PRO FORMA FINANCIAL STATEMENTS AND THIS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

    The pro forma information incorporated by reference in this prospectus is intended to reflect our results of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 combined with the results of operations for certain entities which we have acquired and which it is probable we will acquire, along with the related financings and the disposition of our public utilities services entities. This pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies and businesses been combined throughout these periods. If the companies and businesses had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the acquisitions had taken place earlier or the future results that the companies and businesses will experience after completion of these transactions.

                            PROVISION OF INFORMATION

    In making your decision to participate in the exchange offer and exchange the initial notes held by you for new notes, you should rely only on the information contained in or incorporated into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

                           FORWARD-LOOKING STATEMENTS

    Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.

    Some statements and information contained in this prospectus and in the documents incorporated by reference into this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements may differ from actual future results due to, but not limited to, those factors referenced under "Risk Factors" and/or any of the following possibilities:

    - changes in economic conditions;

    - changes in the capital markets;

    - changes in industry conditions;

    - changes in our credit rating; and

    - changes in accounting policies or practices adopted voluntarily or as required by regulations or generally accepted accounting principles.

    You should consider these important factors as well as those referenced under "Risk Factors" in evaluating any statement in this prospectus or otherwise made by us or on our behalf. We have no obligation to update or revise these forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the new notes in the exchange offer. The proceeds from the original issuance of the notes were used to repay then outstanding indebtedness under our revolving bank credit facility with an effective interest rate of 4.81% per annum as of June 30, 2001, to repay equity forward contracts and for general corporate purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables contain consolidated selected financial data of Citizens and its subsidiaries as of the dates and for the periods indicated. Historical financial data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from our audited financial statements. Historical data for the nine months ended September 30, 2000 and 2001 have been derived from our unaudited financial statements.

    The following data should be read together with our Form 10-K for the year ended December 31, 2000 and Form 10-Q for the nine months ended September 30, 2001 which are incorporated into this document by reference. For copies of the financial data we incorporate by reference, see "Where You Can Find More Information."

    The following pro forma data has been prepared to illustrate the effects of the GTE, US WEST and the Frontier Local Exchange Carrier Businesses acquired and the related financings, and the dispositions and probable dispositions of our public services businesses had these transactions been completed at the beginning of the respective periods. This information should be read together with our Form 8-K filed on December 13, 2001 which is incorporated by reference. See "Where You Can Find More Information."


($ IN THOUSANDS, EXCEPT PER SHARE                            YEAR ENDED DECEMBER 31,
AMOUNTS)                           ---------------------------------------------------------------------------
                                                                                                    PRO FORMA
                                      1996         1997         1998         1999         2000         2000
                                   ----------   ----------   ----------   ----------   ----------   ----------
Revenue(1)......................   $1,218,222   $1,303,901   $1,448,588   $1,598,236   $1,802,358    2,096,001
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle and extraordinary
  expense.......................   $  160,483   $    2,066   $   46,444   $  136,599   $  (40,071)    (156,427)
Net income (loss)...............   $  178,660   $   10,100   $   57,060   $  144,486   $  (28,394)    (144,750)
Basic income (loss) per share of
  Common Stock from continuing
  operations before cumulative
  effect of change in accounting
  principle and extraordinary
  expense(3)....................   $     0.61   $     0.01   $     0.18   $     0.52   $    (0.15)        (.55)
Available to common shareholders
  per common share(3)...........   $     0.68   $     0.04   $     0.22   $     0.55   $    (0.11)        (.50)
Available to common shareholders
  per diluted share (3).........         0.68         0.04         0.22         0.55        (0.11)        (.50)
Stock dividends declared on
  Common Stock(4)...............         6.56%        5.30%        3.03%          --           --           --

                                           FOR THE NINE MONTHS
($ IN THOUSANDS, EXCEPT PER SHARE          ENDED SEPTEMBER 30,
AMOUNTS)                           ------------------------------------
                                                             PRO FORMA
                                      2000       2001(2)      2001(2)
                                   ----------   ----------   ----------
Revenue(1)......................   $1,320,019   $1,791,144   $1,644,439
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle and extraordinary
  expense.......................   $    3,622   $   50,589   $  (59,130)
Net income (loss)...............   $   11,804   $   18,633   $ (102,761)
Basic income (loss) per share of
  Common Stock from continuing
  operations before cumulative
  effect of change in accounting
  principle and extraordinary
  expense(3)....................   $     0.01   $     0.14   $     (.25)
Available to common shareholders
  per common share(3)...........   $     0.05   $     0.02   $     (.41)
Available to common shareholders
  per diluted share (3).........         0.04         0.02         (.41)
Stock dividends declared on
  Common Stock(4)...............           --           --           --


                                                              AS OF DECEMBER 31,                           AS OF SEPTEMBER 30,
                                        --------------------------------------------------------------   ------------------------
                                           1996         1997         1998         1999         2000         2000         2001
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------

Total assets..........................  $4,523,148   $4,872,852   $5,292,932   $5,771,745   $6,955,006   $6,519,811   $10,385,131
Long-term debt........................  $1,454,421   $1,627,388   $1,819,555   $2,107,460   $3,062,289   $2,925,680   $ 6,243,591
Shareholders' equity..................  $1,678,183   $1,679,211   $1,792,771   $1,919,935   $1,720,001   $1,849,104   $ 1,986,136

(1) Represents revenue from continuing operations. Revenue from Acquisitions contributed $49.5 million for the year ended December 31, 2000 and $350.3 million for the nine months ended September 30, 2001.

(2) The nine months ended September 30, 2001 reflects a $139.3 million pre-tax gain on the sale of our Louisiana Gas operations, pre-tax restructuring expenses of $13.0 million related to our decision to close our operations support center in Plano, Texas and an extraordinary after tax expense of $43.6 million related to our decision to discontinue the application of Statement of Financial Accounting Standards No. 71 to our local exchange telephone operations.

(3) 1997 and 1996 are adjusted for subsequent stock dividends. The nine months ended September 30, 2001 reflects a reduction in income from continuing operations for the carrying cost of our equity forward contracts of $13.6 million.

(4) Compounded annual rate of quarterly stock dividends.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends. Earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest charges, and an amount representing the interest factor included in rentals (assumed to be one-third) and preference security dividend requirements.

                                                                                                              NINE MONTHS
                                                                    YEAR ENDED DECEMBER 31,                      ENDED
                                                      ----------------------------------------------------   SEPTEMBER 30,
                                                        1996     1997(1)      1998     1999(2)    2000(3)       2001(2)
                                                      --------   --------   --------   --------   --------   -------------
Consolidated ratio of earnings to fixed charges.....    3.44       .98        1.28       2.22       .62           1.31
Consolidated ratio of earnings to combined fixed
  charges and preferred dividends...................    3.22       .98        1.26       2.14       .64           1.28

------------------------

(1) In 1997, the ratios indicated less than one-to-one coverage. The amount of the deficiency was $2.2 million for both the consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred dividends.

(2) In 1999, we recorded pre-tax non-operating gains of approximately
    $221 million related to the sale of our investments in Centennial Cellular Corp., Century Communications Corp. ("Century") and our interest in a cable television joint venture with a subsidiary of Century. Excluding such pre-tax non-operating gains, the ratio of earnings to fixed charges for 1999 is 0.67 and the ratio of earnings to combined fixed charges and preferred dividends for 1999 is 0.69. For the nine months ended September 30, 2001, we recorded a pretax non-operating gain of $139.3 million related to the sale of our Louisiana gas operations. Excluding the 2001, pre-tax non-operating gain, the ratio of earnings to fixed charges is .79 and the ratio of earnings to combined fixed charges and preferred dividends is .80.

(3) In 2000, the ratios indicated less than one-to-one coverage. The amount of the deficiency was $78.2 million for both the consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred dividends.

                               THE EXCHANGE OFFER

    The following discussion summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer.

REGISTRATION RIGHTS

    We sold the initial notes to Morgan Stanley & Co. Incorporated, J.P. Morgan Securities, Inc., Banc of America Securities LLC, Banc One Capital
Markets, Inc., Salomon Smith Barney Inc., First Union Securities, Inc., Fleet Securities, Inc., TD Securities (USA) Inc., Mizuho International plc., and RBC Dominion Securities Corporation, as initial purchasers, on August 16, 2001, under an offering memorandum dated August 13, 2001, covering $1,750,000,000 aggregate principal amount of the initial notes. Generally, the initial purchasers subsequently resold the initial notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and persons in offshore transactions in reliance on Regulation S under the Securities Act. As part of the offering of the initial notes, we entered into an exchange and registration rights agreement dated as of August 16, 2001.

    Under the registration rights agreement, we agreed to:

    - file with the SEC on or before December 14, 2001, an exchange offer registration statement under the Securities Act relating to a registered exchange offer for the initial notes;

    - use our reasonable efforts to cause the registration statement to be declared effective under the Securities Act no later than February 12, 2002; and

    - keep the exchange offer open for not less than 30 calendar days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the initial notes.

    The exchange offer registration statement will be deemed not to be effective for any period during which the offering of new notes is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court.

    The exchange offer gives you the opportunity to exchange your initial notes for a like principal amount of new notes, which will be issued without a restrictive legend and which you may generally reoffer and resell without restrictions or limitations under the Securities Act. The exchange offer is subject to the general terms and conditions developed by the staff of the SEC in the Morgan Stanley No-Action Letter (Morgan Stanley and Co., Inc. (available June 5, 1991)) and the Exxon Capital No-Action Letter (Exxon Capital Holdings Corporation (available May 13, 1988)), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters. However, you are not entitled to rely on the position of the staff in these no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes, if you:

    - are our "affiliate" within the meaning of Rule 405 under the Securities
      Act;

    - do not acquire the new notes in the ordinary course of your business;

    - tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

    - are a broker-dealer that acquired the initial notes directly from us.

    If you are a broker-dealer receiving new notes for your own account in exchange for initial notes, where you acquired those initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." We have agreed to include in this prospectus information necessary to allow broker-dealers to exchange initial notes in the exchange offer and to satisfy the prospectus delivery requirements for resales of new notes received by the broker-dealer in the exchange offer.

SHELF REGISTRATION

    Under the registration rights agreement, we also agreed to file a shelf registration statement to permit holders of the initial notes who were not eligible to participate in the exchange offer, if any, to resell the initial notes periodically without being limited by the transfer restrictions. We will only be required to file a shelf registration statement, if:

    - we are not permitted to effect the exchange offer because of any change in law or applicable interpretations of the law by the staff of the SEC;

    - for any other reason the exchange offer is not consummated by March 14, 2002;

    - any holder of the initial notes so requests within 90 days after the consummation of the exchange offer with respect to initial notes held by that holder that are not eligible to be exchanged for new notes in the exchange offer; or

    - any applicable law or interpretations do not permit any holder of initial notes to participate in the exchange offer.

    If a shelf registration statement is required, we will file the shelf registration statement as promptly as practicable (but in no event more than 60 days after when we are so required), which we refer to as the "shelf filing date." We will use our reasonable best efforts to have the shelf registration statement declared effective by the SEC as promptly as practicable after it is filed and to keep the shelf registration statement effective for a period ending on the earlier of August 16, 2003, or the date on which all securities registered under the shelf registration statement become eligible for resale without volume restrictions under Rule 144 of the Securities Act.

ADDITIONAL INTEREST

    If any of the following events occur, each of which we refer to as a registration default:

    - the exchange offer registration statement is not filed with the SEC on or before December 14, 2001, or the shelf registration statement is not filed with the SEC on or before the shelf filing date;

    - the exchange offer registration statement is not declared effective by February 12, 2002;

    - the exchange offer is not consummated by March 14, 2002; or

    - the shelf registration statement is not filed and declared effective within 60 days after the shelf filing date, (or in the case of a shelf registration required to be filed in response to a change in law or the applicable interpretations of the Securities and Exchange Commission, if later, within 90 calendar days after publication of such change in law or interpretation);

we will be obligated to pay, as liquidated damages for such registration default, additional interest to each holder of initial notes subject to transfer restrictions, during the period of one or more registration defaults, in an amount equal to 0.25% per annum of the principal amount of the initial notes subject to transfer restrictions held by the holder. All accrued additional interest will be paid to holders in the same manner as interest payments on the initial notes on semi-annual payment dates that correspond to interest payment dates for the initial notes. Additional interest only accrues during a registration default.

    You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange and did not validly tender your initial notes for new notes in the exchange offer.

    Except as set forth above, this prospectus may not be used for any offer to resell, resale or other transfer of new notes.

    Except as set forth above, after consummation of the exchange offer, holders of notes have no registration or exchange rights under the registration rights agreement. See "--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "expiration date" means 5:00 p.m., New York City time, on
            , 2002, unless we, in our sole discretion, extend the period of time during which the exchange offer is open, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our reasonable judgment:

    - to delay accepting any initial notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below under the heading "--Conditions" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

    - to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that is filed with the SEC as an amendment to the registration statement.

TERMS OF THE EXCHANGE OFFER

    Subject to terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange initial notes which are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders of the initial notes may tender some or all of their initial notes in the exchange offer; however, initial notes may be tendered only in integral multiples of $1,000. The new notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. Initial notes surrendered for new notes will be retired and cancelled and cannot be reissued. The form and terms of the new notes are substantially identical to the form and terms of the initial notes, except that:

    - the new notes have been registered under the Securities Act and thus will not bear legends restricting their transfer, and

    - holders of the new notes generally will not be entitled to rights under the registration rights agreement or additional interest, which rights generally will terminate upon consummation of the exchange offer.

    Holders of initial notes do not have any appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-l.

    We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering note holders under the exchange agent agreement for the purpose of receiving the new notes from us.

    As of the date of this prospectus, $1,750,000,000 in aggregate principal amount of the initial notes is outstanding. All of the initial notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of
administration, we have fixed the close of business on             , 2002, as
the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the initial notes entitled to participate in the exchange offer.

    If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, the certificates for any of those unaccepted initial notes will be returned, without expense, to the tendering holders as promptly as practicable after the expiration date.

    Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes in the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances as described under the caption "--Fees and Expenses," in connection with the exchange offer.

INTEREST ON NEW NOTES

    Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the initial notes. Holders of new notes will not receive any payment in respect of accrued interest on initial notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Interest on the new notes will be payable semi-annually on February 15 and August 15 of each year, commencing February 15, 2002.

PROCEDURES FOR TENDERING INITIAL NOTES

    The tender to us of initial notes by you as described below and our acceptance of the initial notes will constitute a binding agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. Only holders of initial notes may tender initial notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the initial notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address shown on the cover page of the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the initial notes may be made by book-entry transfer of the initial notes into the exchange agent's account at DTC in accordance with the procedures described below. Confirmation of book-entry transfer must be received by the exchange agent before the expiration date.

    By executing the letter of transmittal, you will make to us the representations described below in the third paragraph under the heading "--Resale of New Notes."

    The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or initial notes should be sent to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

    If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and you wish to tender the initial notes yourself, you must either make appropriate arrangements to register ownership of the initial notes in your name or follow the procedures described in the immediately following paragraph. You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the initial notes. The transfer of record ownership may take considerable time.

    Signatures on the letter of transmittal or on a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" (as defined below) unless the initial notes tendered:

    - are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - are tendered for the account of an eligible institution.

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Securities Exchange Act (an "eligible institution").

    If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, those initial notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on its initial notes, with the signature guaranteed by an eligible institution.

    If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing, and, unless waived by us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

    We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered initial notes and withdrawal of tendered initial notes, and our determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in tenders of initial notes must be cured within the amount of time we determine. Although we intend to notify you of defects or irregularities in your tender of initial notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give any notification. Tenders of initial notes will not be deemed to have been made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY DELIVERY PROCEDURES

    Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the initial notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of the initial notes by causing DTC to transfer those initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of initial notes requires receipt of a confirmation of a book-entry transfer ("book-entry confirmation") prior to the expiration date. In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message" (as defined below) in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

TENDER OF INITIAL NOTES HELD THROUGH THE DEPOSITORY TRUST COMPANY

    The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer initial notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

    The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering initial notes that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your initial notes and:

    - your initial notes are not immediately available;

    - you cannot deliver your initial notes, the letter of transmittal or any other required documents to the exchange agent; or

    - you cannot complete the procedures for book-entry transfer, prior to the expiration date,

    you may still effect a tender if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the initial notes (if the initial notes are not held through DTC) and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the initial notes or a book-entry confirmation transfer of the initial notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

    - the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered initial notes in proper form for transfer or book-entry confirmation transfer of the initial notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you so that you may tender your initial notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

    Except as otherwise provided herein, you may withdraw your tender of initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person having deposited the initial notes to be withdrawn;

    - identify the initial notes to be withdrawn including the certificate number(s) and the principal amount of such initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the initial notes into the name of the person withdrawing the tender; and

    - specify the name in which any initial notes are to be registered, if different from that of the person who deposited the initial notes.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of these notices, and our determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes that have been tendered but are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under the caption "--Procedures for Tendering Initial Notes" at any time prior to the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any initial notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

    - the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the staff of the SEC; or

    - any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

    If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

    - refuse to accept any initial notes and return all tendered initial notes to the tendering holders;

    - extend the exchange offer and retain all initial notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes, as described under the caption "--Withdrawals of Tenders"; or

    - waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn.

EXCHANGE AGENT

    The Chase Manhattan Bank will act as exchange agent for the exchange offer with respect to the initial notes. The Chase Manhattan Bank also serves as trustee under the indenture.

    Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the initial notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

    By registered or certified mail:

    The Chase Manhattan Bank
    55 Water Street, Second Floor
    Room 234--North Building
    New York, New York 10041

    By facsimile for eligible institutions only: (212) 638-7380 or
(212) 638-7381

    Confirm by telephone: Victor Matis (212) 638-0459

    If you deliver to an address other than as set forth above it will not be a valid delivery.

FEES AND EXPENSES

    We will bear the expenses of soliciting initial notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

    We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

    We will pay all transfer taxes, if any, applicable to the exchange of the initial notes in the exchange offer. If, however, certificates representing the new notes or the initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the initial notes in the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

    For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized as additional interest expense over the remaining terms of the notes.

RESALE OF NEW NOTES

    We are making the exchange offer in reliance on the position of the SEC staff's Exxon Capital no-action letter, Morgan Stanley no-action letter, Shearman & Sterling no-action letter and other interpretive letters addressed to third parties in other transactions; however, we have not sought our own interpretive letter addressing these matters and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in these interpretive letters to third parties. Based on these interpretations by the staff, and subject to the two immediately following sentences, we believe that unless you are a broker-dealer, you may offer for resale, resell or otherwise transfer new notes issued to you in this exchange offer in exchange for initial notes without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you acquire the new notes in the ordinary course of your business and you are not participating, and have no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of new notes. Notwithstanding the above, you may be subject to separate restrictions if you:

    - are our "affiliate" within the meaning of Rule 405 under the Securities
      Act;

    - do not acquire the new notes in the ordinary course of your business;

    - intend to participate in the exchange offer for the purpose of distributing new notes; or

    - are a broker-dealer who purchased initial notes directly from us.

    If you fall into any of the categories above, you:

    - will not be able to rely on the interpretations of the SEC staff described in the above-mentioned interpretive letters, will not be permitted or entitled to tender your initial notes in the exchange offer, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your initial notes unless the sale is made pursuant to an exemption from these requirements.

    In addition, as described below, if you are a broker-dealer holding initial notes acquired for your own account, you may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your new notes. As a condition to your participation in the exchange offer, each holder of initial notes, must furnish, upon our request, prior to the consummation of the exchange offer, a written representation to us contained in the letter of transmittal to the effect that:

    - you are not our "affiliate";

    - any new notes to be received by you are being acquired in the ordinary course of your business; and

    - you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution within the meaning of the Securities Act of those new notes.

    If you are a broker-dealer receiving new notes for your own account in the exchange offer, you must acknowledge that you acquired the initial notes for your own account as a result of market-making activities or other trading activities, and not directly from us, and must agree that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for initial notes where the initial notes were acquired by the broker-dealer for its own account as a result of market-making or other trading activities. We will make this prospectus available to any broker-dealer for use in connection with resales of new notes for a period of 90 days after the consummation of the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further registration rights under the registration rights agreement, and their initial notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the initial notes could be adversely affected. Because we anticipate that most holders will elect to exchange initial notes for new notes in the exchange offer due to the absence of restrictions on the resale of new notes (except for applicable restrictions on any holder of new notes who is our affiliate or is a broker-dealer that acquired the initial notes directly from us) under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the consummation of the exchange offer may be substantially limited.

    By making this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement, and holders who do not tender their initial notes, except for certain instances involving the initial purchasers or holders of initial notes who are not eligible to participate in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise or rights to receive additional interest for failure to register. Accordingly, any holder that does not exchange its initial notes for new notes will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

    The initial notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, those initial notes may be resold only:

    - to us;

    - pursuant to a registration statement that has been declared effective under the Securities Act;

    - for so long as the initial notes are eligible for resale under Rule 144A, to a person the holder of the initial notes reasonably believes is a "qualified institutional buyer," as defined in Rule 144A, that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A;

    - pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act;

    - to an "accredited investor," within the meaning of Rule 501(a)(1), (2),
      (3) or (7) under the Securities Act that is an institutional investor (referred to as an "institutional accredited investor") purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the initial notes of $250,000; or

    - pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the above cases to any requirement of law that the disposition of a holder's property or the property of an investor account or accounts be at all times within its or their control.

    Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the initial notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized above.

OTHER

    Participation in the exchange offer is voluntary and you should carefully consider whether to accept the offer to exchange your initial notes. You are urged to consult your financial and tax advisors in making your decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

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                          DESCRIPTION OF THE NEW NOTES

    We are offering, in exchange for the initial notes, $300,000,000 principal amount of 6.375% Senior Notes Due 2004, $750,000,000 principal amount of 7.625% Senior Notes Due 2008 and $700,000,000 principal amount of 9.00% Senior Notes due 2031. The initial notes were issued under a document called the "indenture." The indenture is a contract between us and The Chase Manhattan Bank, which acts as trustee. The new notes will be governed by the same indenture that governs the initial notes.

    This Description of the New Notes is intended to be a useful overview of the material provisions of the new notes and the indenture. As this Description of the New Notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. We filed a copy of the indenture with the SEC as Exhibit 4.1 to our Current Report on Form 8-K filed on August 22, 2001. The indenture is subject to and governed by the Trust Indenture Act of 1939.

    In this section, "we," "our," "us" and "Citizens" mean Citizens Communications Company excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

GENERAL TERMS OF THE INDENTURE

    The following is a summary of the material terms of the notes we may issue under the indenture. You should also read the indenture governing the notes. All capitalized terms have the meanings specified in the indenture.

TERMS OF THE NOTES

    - The senior notes due 2004 will mature on August 15, 2004 and will bear interest at a rate of 6.375% per annum.

    - The senior notes due 2008 will mature on August 15, 2008 and will bear interest at a rate of 7.625% per annum.

    - The senior notes due 2031 will mature on August 15, 2031 and will bear interest at a rate of 9.00% per annum.

    The notes will bear interest from August 16, 2001, payable on February 15 and August 15 of each year, commencing February 15, 2002, to the persons in whose names the notes are registered on the preceding February 1 and August 1, respectively. The notes will be senior unsecured obligations and will be issued in denominations of $1,000 and multiples of $1,000.

    We will pay principal and interest on the notes, register the transfer of the notes and exchange the notes at our office or agency maintained for that purpose, which initially will be the corporate trust office of the trustee located at 450 W. 33rd Street, New York, New York 10001, Attention:
Institutional Trust Services. So long as the notes are represented by global notes, the interest payable on the notes will be paid to Cede & Co, the nominee of the depositary, or its registered assigns as the registered owner of such global notes, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global note, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable. The notes are not subject to a sinking fund or to redemption or repurchase by us at the option of the holders.

    The notes will be unsecured and unsubordinated indebtedness of Citizens and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of Citizens. The indenture contains no limitations on the issuance of additional indebtedness that could rank senior to, or equal with, the notes. The notes will effectively rank junior to any future secured indebtedness of

Citizens to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of its subsidiaries, including trade payables.

    At September 30, 2001, we had $6,399.6 million in long-term debt. Of our total indebtedness $1,104.1 million was at the subsidiary level and will be structurally senior to the notes. Included in the subsidiary debt, at September 30, 2001, was $131.5 million of secured indebtedness. The remaining long-term debt is pari passu with the notes.

    Citizens may, without the consent of the holders of notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. We may from time to time without the consent of holders of notes of any series create and issue further notes having the same terms and conditions as such notes so that the further issue is consolidated and forms a single series with that series of notes.

OPTIONAL REDEMPTION

    The notes are redeemable at our election, in whole or in part, at any time at a redemption price equal to the greater of:

    - 100% of the principal amount of the notes to be redeemed then outstanding; or

    - as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, in the case of the notes due 2004, plus 35 basis points, in the case of the notes due 2008, and 50 basis points, in the case of the notes due 2031, plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the notes to be redeemed.

    "Adjusted Treasury Rate" means, with respect to any redemption date:

    - the yield, under the heading represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication is published weekly by the Board of Governors of the Federal Reserve System and establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

    - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

    "Reference Treasury Dealer" means:

    - each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute another Primary Treasury Dealer; and

    - any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

    We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the securities to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

COVENANTS

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The indenture provides that the Company may not consolidate or merge with or into, or sell, lease or convey all or substantially all of its assets in any one transaction or series of transactions to any other corporation, unless:

    (1) the resulting, surviving or transferee corporation (the "successor") is either the Company or is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of the Company's obligations under the indenture and the notes; and

    (2) immediately after giving effect to the transaction no Event of Default or event which with notice or lapse of time would be an Event of Default has occurred and is continuing.

    The successor will be substituted for the Company in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of the Company under the indenture. This provision does not apply to the disposition of any or all of the assets that are identified in our June 30, 2001 financial statements as discontinued operations or assets held for sale or of ELI.

LIMITATION ON LIENS

    A lien means, with respect to any property or assets, including capital stock, any:

    - mortgage or deed of trust;

    - pledge;

    - lien;

    - hypothecation;

    - assignment;

    - deposit arrangement;

    - security interest;

    - charge;

    - easement or zoning restriction that materially impairs usefulness or marketability;

    - encumbrance;

    - security agreement;

    - Capital Lease Obligation;

    - conditional sale;

    - any "sale and leaseback transaction," which is any direct or indirect arrangement whereby we or a Restricted Subsidiary would sell or transfer and then we or a Restricted Subsidiary would lease back property from the purchaser or transferee; or

    - any other agreement that has the same economic effect as any of the above.

    Under the indenture, we may not, and we may not allow our Restricted Subsidiaries to, allow any lien on any of our property or assets (which includes capital stock), unless the lien secures your notes equally and ratably with, or prior to, any other indebtedness secured by such lien, subject to certain exceptions described below. The indenture excepts from this limitation secured debt which we or our Restricted Subsidiaries may issue, assume, guarantee or permit to exist up to 10% of the value of the consolidated total assets of Citizens as shown on, or computed from, the most recent quarterly or annual balance sheet filed by Citizens with the Securities and Exchange Commission. In addition, this restriction will not take into account or apply to:

    (1) liens securing indebtedness and other obligations under our senior bank financing and senior bank financing of Restricted Subsidiaries, including guarantees of indebtedness and other obligations under such senior bank financings, in an amount of up to 20% of the sum of the total consolidated current assets and net property, plant and equipment of Citizens as shown on, or computed from, the most recent quarterly or annual balance sheet filed by Citizens with the Securities and Exchange Commission;

    (2) liens existing at the date of the indenture;

    (3) liens on property that exist when we acquire the property and liens that secure payment of the purchase price of the property;

    (4) liens that secure debt that a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

    (5) liens on property, shares of stock or indebtedness of any entity that exists when (a) it becomes a Restricted Subsidiary, (b) is merged into or consolidated with us or a Restricted Subsidiary, or (c) we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity, provided that no such lien extends to any other property of us or a Restricted Subsidiary;

    (6) liens on property to secure debt incurred for development or improvement of the property;

    (7) liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

    (8) liens securing Capital Lease Obligations, provided that (a) any such lien attaches to the property within 270 days after the acquisition thereof and
(b) such lien attaches solely to the property so acquired;

    (9) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against our access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by us to provide collateral to the depository institution;

    (10) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    (11) statutory and tax liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    (12) liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' liens and liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

    (13) liens on personal property (other than shares or debt of Restricted Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program;

    (14) liens securing financings in amounts up to the value of assets, businesses and properties acquired after the date of the indenture; or any lien upon any property to secure all or part of the cost of construction thereof or to secure debt incurred prior to, at the time of, or within twelve months after completion of such construction or the commencement of full operations thereof (whichever is later), to provide funds for such purpose; or

    (15) extensions, renewals or replacement of any of the liens described above, if limited to all or any part of the same property securing the original lien.

    "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Restricted Subsidiary" means, as of the date hereof, all Subsidiaries of the Company.

    "Subsidiary" means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests (including joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled directly or indirectly, by the Company or one or more of the Subsidiaries of the Company or any combination thereof.

    "Unrestricted Subsidiary" means every Subsidiary of the Company that is not a Restricted Subsidiary.

    The board of directors of the Company may re-designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that immediately after giving effect to such re-designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

EVENTS OF DEFAULT

    The term "Event of Default," means any of the following:

    - failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the notes, the extension will not be a failure to pay interest;

    - failure to pay principal or premium, if any, on any note when due, at maturity, upon any redemption, by declaration or otherwise;

    - failure to make sinking fund payments when due;

    - failure to perform other covenants for 90 days after notice that performance was required; or

    - events in bankruptcy, insolvency or reorganization of the Company.

    An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of notes has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes of each affected series may declare the entire principal of all the notes of that series to be due and payable immediately.

    If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of notes, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of notes may declare the entire principal amount of all of the notes due and payable immediately.

    If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of notes then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the notes may declare the entire principal amount of all notes of the affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the notes of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

    If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our Company occurs and is continuing, then the principal amount of all of the notes, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

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
    The indenture imposes limitations on suits brought by holders of notes against us. Except for actions for payment of overdue principal or interest, no holder of notes of any series may institute any action against us under the indenture unless:

    - the holder has previously given to the trustee written notice of default and continuance of such default;

    - the holders of at least 25% in principal amount of the outstanding notes of the affected series have requested that the trustee institute the action;

    - the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

    - the trustee has not instituted the action within 60 days of the request;
      and

    - the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding notes of the series.

    We will be required to file annually with each trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

DISCHARGE, DEFEASANCE, AND COVENANT DEFEASANCE

    Citizens may elect either:

    (a) to defease and be discharged from any and all obligations with respect to the notes; or

    (b) to be released from its obligations described above under "Merger, Consolidation and Sale of Assets" and "Limitation on Liens" with respect to the notes, only:

        (1) upon the deposit with The Chase Manhattan Bank, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any and interest on the notes on the stated maturity of the payments in accordance with the terms of the indenture and the notes:

        (2) upon delivery to The Chase Manhattan Bank by Citizens of an opinion of counsel to the effect that the deposit and related defeasance or release will not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes;

        (3) at the time of defeasance or release no Event of Default will have happened or be continuing;

        (4) if such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement to which we are a party;

        (5) if such defeasance is not made with the intent of preferring the noteholders over other creditors of Citizens, or with the intent of defeating, hindering, delaying or defrauding creditors of Citizens or others; and


        (6) upon delivery to The Chase Manhattan Bank by Citizens of an officers' certificate stating that the conditions precedent for a defeasance have been met and an opinion of counsel stating that the conditions precedent for a defeasance described in clause (2) above has been met.


    Although Citizens may discharge or decrease its obligations under the indenture as described in the two preceding paragraphs, it may not avoid, among other things, its duty to register the transfer or exchange of any series of notes, to replace any temporary, mutilated, destroyed, lost or stolen series of notes or to maintain an office or agency in respect of any series of notes.

MODIFICATION OF THE INDENTURE

    The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of notes to:

    - secure any notes;

    - evidence the assumption by a successor corporation of our obligations;

    - add to the covenants of Citizens for the benefit of the holders or surrender any right or power conferred upon Citizens;

    - cure any ambiguity or correct any inconsistency in the relevant indenture;

    - comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

    - evidence and provide for the acceptance of appointment by a successor trustee.

    In addition, the indenture provides that we and the trustee may enter into supplemental indentures with the consent of the holders of not less than a majority in aggregate in principal amount of all the notes then outstanding and affected under the indenture voting as one class, to add any provisions to, or change in any manner, eliminate or modify in any way the provisions of the indenture or modify in any manner the rights of the holders of the notes. However, without the consent of each holder of each outstanding note affected, no amendment may, among other things:

    - extend the final maturity of any note;

    - reduce the principal amount;

    - reduce the rate or extend the time of payment of interest;

    - reduce any amount payable on redemption;

    - change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

    - reduce the amount of the principal of any note issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

    - impair the right to institute suit for the enforcement of any payment on any note when due; or

    - reduce the percentage of holders of notes of any series whose consent is required for any modification of the indenture.

    The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment which requires the consent of holders. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Citizens is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank is the trustee under the indenture with respect to each of the series of the notes and has been appointed by Citizens as registrar and paying agent with regard to the notes.

    The trustee may resign or be removed from one or more series of notes. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the notes will be effected by the trustee at an office designated by it in New York, New York.

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
    If the trustee becomes a creditor of the Company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the notes, however, it must eliminate the conflict or resign as trustee.

    The holders of a majority in aggregate principal amount of any series of notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of notes, provided that the direction:

    - would not conflict with any rule of law or with the indenture;

    - would not be unduly prejudicial to the rights of another holder of the notes; and

    - would not involve the trustee in personal liability.

    The indenture provides that in case an Event of Default shall occur, not be cured and be known to the trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. No trustee will be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes, unless the holders shall have offered to the trustee security and indemnity satisfactory to that trustee.

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

    We will initially issue the new notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global notes may be transferred only as a whole to DTC or another nominee of DTC. You may hold your beneficial interests in the global notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

    DTC has advised us that it is:

    - a limited purpose trust company organized under the laws of the State of New York;

    - a "banking organization" within the meaning of the New York Banking Law; a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

    - a "clearing agency" registered under Section 17A of the Securities Exchange Act.

    DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers of the initial notes; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

    We expect that under the procedures established by DTC:

    - upon deposit of each global note, DTC will credit the accounts of participants in DTC with an interest in the global note; and

    - ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

    - will not be entitled to have notes represented by the global note registered in their names;

    - will not receive or be entitled to receive physical delivery of certificated notes; and

    - will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

    Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

    Payments with respect to the principal of, premium, if any, and interest on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payment on the new notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way according to their respective rules and operating procedures.

    Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

    Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If:

    - DTC notifies us that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

    - we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

    - upon the occurrence of some other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the new notes represented by the global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto. Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related new notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of material federal income tax consequences of the exchange of the initial notes for the new notes. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively.

    This discussion pertains only to new notes and initial notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary applies only to a beneficial owner of a new note who acquires a new note in exchange for an initial note in the exchange offer and may not apply to certain categories of investors subject to special treatment under the Code, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, other financial institutions, insurance companies, dealers in securities or currencies, pension plans, tax exempt organizations, persons that are passthrough entities or investors in passthrough entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for the alternative minimum tax, holders of new notes whose "functional currency" is not the U.S. dollar and persons who have acquired new notes as part of a straddle, hedge, conversion or constructive sale transaction or other risk reduction transaction or other integrated investment. Moreover, this discussion summarizes only federal income tax consequences and does not address any other federal tax consequences or any state, local or other tax consequences. Controversy and uncertainty exist in many areas of the federal income tax law that may affect an investment in the notes. Moreover, we will not seek any ruling from the IRS regarding the exchange offer. Accordingly, there can be no assurance that some of the views expressed herein will not be challenged by the IRS.

    Accordingly, holders of the initial notes are urged to consult, and must depend upon their own tax advisors to determine the specific tax consequences of exchanging initial notes for new notes to them, including the applicability and effect of any federal, state, local or other tax consequences, including any tax return filing or other tax reporting requirements.

    If a partnership holds the new notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the new notes, you should consult your tax advisors.

TAX CONSEQUENCES OF THE EXCHANGE

    The exchange of initial notes for new notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in kind or extent from the initial notes. Instead, the new notes will be treated as a continuation of the initial notes. Accordingly, an exchanging beneficial owner of an initial note:

    - will not recognize taxable gain or loss on the exchange;

    - will have a holding period for the new note that includes the holding period of the initial note exchanged therefor;

    - will have an adjusted tax basis in the new note equal to its adjusted tax basis in the initial note exchanged therefor; and

    - will experience tax consequences upon a subsequent sale, exchange, redemption or retirement of a new note similar to the tax consequences with respect to a sale, exchange, redemption or retirement of an initial note.

The exchange offer is not expected to result in any United States federal income tax consequences to a non-exchanging beneficial owner of an initial note.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for initial notes where the initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commission or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the initial notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the initial notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the new notes will be passed upon for us by Winston & Strawn, New York, New York.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus from our Annual Report on Form 10-K, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of the GTE Combined Entities as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus from our Current Report on Form 8-K filed November 14, 2000, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Contel of Minnesota, Inc., incorporated by reference in this prospectus to the extent and for the periods indicated in their reports dated January 27, 2000 and January 28, 1999 have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1999 and 2000, for the year ended December 31, 2000, the nine-month period ended September 30, 1999 and the three-month period ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses for the year ended December 31, 1998, incorporated in this prospectus by reference to Citizens Communications Company's Current Report on Form 8-K dated May 7, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on their public reference rooms and their copy charges, as well as the SEC's Public Reference Section's charges for mailing copies of the documents we have filed. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

    Our common stock is listed on the New York Stock Exchange and any reports, proxy and information statements and other information we file with the SEC may also be inspected and copied at the offices of the New York Stock
Exchange, Inc., located at 20 Broad Street, New York, New York 10005.


                           INCORPORATION BY REFERENCE



    Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this prospectus but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus. We have previously filed the following documents with the SEC (File No. 001-11001) and are incorporating them by reference into this prospectus:



    - Annual Report on Form 10-K of Citizens Communications Company for the year ended December 31, 2000 and filed with the SEC on March 9, 2001;



    - Quarterly Report on Form 10-Q for the nine-month period ended
      September 30, 2001 of Citizens Communications Company filed with the SEC on November 14, 2001;

    - Quarterly Report on Form 10-Q for the six-month period ended June 30, 2001 of Citizens Communications Company filed with the SEC on August 10, 2001;



    - Quarterly Report on Form 10-Q for the three-month period ended March 31, 2001 of Citizens Communications Company filed with the SEC on May 10, 2001;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on January 15, 2002 in respect of the completion of the sale of our water operations to American Water Works;



    - Current Report on Form 8-K/A of Citizens Communications Company filed with the SEC on January 15, 2002 in respect of our Current Report on Form 8-K/A filed with the SEC on December 13, 2001 and our Current Report on Form 8-K filed with the SEC on September 17, 2001 in respect of our revised pro forma financial information as of June 30, 2001 and for the six months then ended and for the year ended December 31, 2000 for the Frontier ILEC businesses acquired, the GTE businesses acquired and to be acquired, the Qwest business acquired, and the public utilities services dispositions;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on January 9, 2002 providing 2002 guidance for its rural local exchange carrier (RLEC) and competitive local exchange carrier (CLEC) operations;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on December 18, 2001 in respect of the termination of previously pending agreements with Verizon Communications to acquire approximately 63,000 telephone access lines in Arizona and California;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on December 13, 2001 in respect of our pro forma financial information as of September 30, 2001 and for the nine months then ended and for the year ended December 31, 2000 for the Frontier ILEC Business acquisition, the GTE businesses acquired, the Qwest business acquired and the public utilities services dispositions;



    - Current Report on Form 8-K/A of Citizens Communications Company filed with SEC on December 13, 2001 in respect of our Current Report on Form 8-K filed with the SEC on September 17, 2001 in respect of our revised pro forma financial information as of June 30, 2001 and for the six months then ended and for the year ended December 31, 2000 for the Frontier ILEC businesses acquired, the GTE businesses acquired and to be acquired, the Qwest business acquired, and the public utilities services dispositions;



    - Current Report on Form 8-K/A of Citizens Communications Company filed with the SEC on December 12, 2001 in respect of our Current Report on Form 8-K filed with the SEC on June 12, 2001 in respect of our offering of equity units;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on November 13, 2001 in respect of our earnings announcement for the quarter ended September 30, 2001;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on September 21, 2001 announcing the receipt of California PUC approval for the sale of our water and wastewater operations;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on September 17, 2001 in respect of our pro forma financial information as of June 30, 2001 for the Frontier ILEC acquisition, the remaining GTE acquisitions, and the public utilities services dispositions; and the unaudited financial statements of the Frontier ILEC businesses for the six months ended June 30, 2001;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on August 22, 2001, in respect of our offering of the initial notes;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on August 15, 2001 announcing the pricing of the initial notes;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on August 10, 2001 in respect of our pro forma financial information for the Frontier ILEC acquisition and Louisiana gas disposition;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on August 10, 2001, in respect of our earnings announcement for the quarter ended June 30, 2001;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on July 24, 2001, announcing the notice of termination of our pending acquisition agreements with Qwest Communications
      International, Inc.;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on July 2, 2001, announcing the completion of our acquisition of Global Crossing's local exchange telephone business;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on July 2, 2001, announcing the completion of the sale of our Louisiana gas operations to Atmos Energy Corporation for approximately $365 million in cash;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on June 21, 2001 in respect of our concurrent offerings of 18,400,000 6-3/4% equity units and 25,156,250 shares of common stock;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on June 14, 2001 announcing the pricing of our concurrent offerings of equity units and common stock;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on June 12, 2001 in respect of our offering of equity units;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on June 4, 2001 in respect of the announcement of our concurrent offerings of equity units and common stock;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 24, 2001 in respect of our May 18, 2001 issuance of $1,750 million in aggregate principal amount of notes;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 16, 2001 in respect of our offering of up to $1,000 million in senior unsecured debt; and



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 10, 2001 in respect of our earnings announcement for the quarter ended March 31, 2001.



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 7, 2001, including the audited financial statements of selected US West exchanges as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 and pro forma financial information and including audited financial statements of the Frontier ILEC businesses as of December 31, 2000 and 1999 and for the year ended December 31, 1998, the nine-month period ended September 30, 1999 (predecessor), the three-month period ended December 31, 1999 and the year ended December 31, 2000 and the pro forma financial information;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 27, 2001 including our press release announcing the approval by the New York Public Service Commission of the purchase of Global Crossing Ltd.'s local exchange carrier business (the Frontier ILEC businesses);



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 25, 2001, including our press release announcing the approval by the Louisiana Public Service Commission on April 23, 2001 of the sale to Atmos Energy Corporation of the LGS Natural Gas Company Subsidiary and the Louisiana Gas Service Company division;



    - Current Report on Form 8-K of Citizens Communication Company filed with the SEC on April 4, 2001, including our press release announcing the offering of $3.0 billion worth of debt and equity securities under a shelf registration statement;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 29, 2001, including the audited financial statements of selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and the unaudited financial statements for the nine months ended September 30, 2000 and 1999 and pro forma financial information;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 8, 2001, including our press release announcing fourth quarter results and including our financial and operating data tables;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on February 13, 2001, including financial statements of the GTE combined entities as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and financial statements of Contel of Minnesota, Inc. for the eight months ended August 31, 2000 and 1999, and pro forma financial information; and



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on November 14, 2000, including the audited financial statements of the GTE combined entities and Contel of Minnesota, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and for the six months ended June 30, 2000 and 1999 and pro forma financial information.



    We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.



    We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to



                        Citizens Communications Company
                 3 High Ridge Park, Stamford, Connecticut 06905
                         Attn.: Office of the Secretary
                             Telephone 203-614-5600

                                     [LOGO]

                                 $1,750,000,000
                                 EXCHANGE OFFER
                   $300,000,000 6.375% SENIOR NOTES DUE 2004
                   $750,000,000 7.625% SENIOR NOTES DUE 2008
                    $700,000,000 9.00% SENIOR NOTES DUE 2031
                                   PROSPECTUS

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Citizens Communications Company is incorporated under the Delaware General Corporation Law and is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, including liabilities arising under the Securities Act of 1933, as therein provided. In addition, By-Laws 24 and 24A of Citizens Communication Company and a resolution adopted by our Board of Directors in connection with the issuance of the Securities provide for indemnification of specified persons, including our officers and directors for liabilities, including those arising under said Act, as provided in said By-Laws and resolution. Generally, By-Laws 24 and 24A of our By-Laws provide that, to the fullest extent permitted by applicable law, we shall indemnify and hold harmless, among others, any of our officers or directors or any other entity for which he is acting at our request, from and against any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on our behalf. Such By-Laws, generally speaking, also provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a person in defending against any such liability shall, be advanced by us subject to specified conditions. Our Certificate of Incorporation further provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with stated exceptions.

    We also maintain insurance providing coverage for us and our subsidiaries against obligations incurred as a result of indemnification of our officers and directors. The coverage also insures the officers and directors for a liability against which they may not be indemnified by us or our subsidiaries but excludes specified dishonest acts.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


         3.1 Registrant's Restated Certificate of Incorporation, as restated May 19, 2000 (incorporated by reference to Exhibit 3-200.1 of the Registrant's Quarterly Report on
                        Form 10-Q (File No. 001-11001), for the six months ended
                        June 30, 2000).

         3.2 Registrant's By-laws, as amended to date (incorporated by reference to Exhibit 3-200.2 of the Registrant's Quarterly
                        Report on Form 10-Q (File No. 001-11001), for the nine months ended September 30, 2000).

         4.1*           Indenture between the Registrant and The Chase Manhattan
                        Bank, as trustee, dated as of August 16, 2001 (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K
                        filed with the Securities and Exchange Commission on
                        August 22, 2001).

         4.2*           Exchange and Registration Rights Agreement among the
                        Registrant and Morgan Stanley Co. Incorporated, and J.P.
                        Morgan Securities Inc. as representatives for themselves and the other initial purchasers, dated as of August 16, 2001
                        (incorporated by reference to Exhibit 4.2 of the
                        Registrant's Form 8-K filed with the Securities and Exchange
                        Commission on August 22, 2001).

         4.3*           Form of senior note (included in Exhibit 4.1).

         5*             Opinion of Winston & Strawn.

        12              Statement re: Computation of Ratios.

        23.1            Consent of KPMG LLP, independent public accountants.

        23.2            Consent of KPMG LLP, independent public accountants.

        23.3 Consent of Arthur Andersen LLP, independent public accountants.

        23.4 Consent of Arthur Andersen LLP, independent public accountants.

        23.5 Consent of Pricewaterhouse Coopers LLP, independent accountants.

        23.6*           Consent of Winston & Strawn.

        24*             Powers of Attorney.

        25* Statement of eligibility of trustee under the indenture on Form T-1.

        99.1*           Form of Letter of Transmittal.

        99.2*           Form of Notice of Guaranteed Delivery.


------------------------

*   Previously filed

    (b) Financial Statement Schedules

    Schedules are omitted because of the absence of conditions under which they are required under the pertinent portion of the instructions for Form S-4.

    (c) Opinion Materially Relating to the Transaction

    None.

ITEM 22. UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4, and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford and State of Connecticut on the 14th day of January, 2002.


                                                       CITIZENS COMMUNICATIONS COMPANY

                                                       By:  /s/ SCOTT N. SCHNEIDER
                                                            -----------------------------------------
                                                            Name: Scott N. Schneider
                                                            Title: VICE CHAIRMAN OF THE BOARD AND
                                                                   EXECUTIVE VICE PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
             /s/ LEONARD TOW*               Chairman of the Board, Chief
    ---------------------------------         Executive Officer (principal         January 14, 2002
               Leonard Tow                    executive officer), and Director

            /s/ RUDY J. GRAF*               Vice Chairman of the Board, Chief
    ---------------------------------         Operating Officer, President and     January 14, 2002
               Rudy J. Graf                   Director

          /s/ SCOTT N. SCHNEIDER            Vice Chairman of the Board,
    ---------------------------------         Executive Vice President and         January 14, 2002
            Scott N. Schneider                Director

          /s/ DONALD B. ARMOUR*             Vice President, Finance and
    ---------------------------------         Treasurer (principal financial       January 14, 2002
             Donald B. Armour                 officer)

          /s/ ROBERT J. LARSON*             Vice President and Chief Accounting
    ---------------------------------         Officer (principal accounting        January 14, 2002
             Robert J. Larson                 officer)

         /s/ NORMAN I. BOTWINIK*
    ---------------------------------       Director                               January 14, 2002
            Norman I. Botwinik

         /s/ AARON I. FLEISCHMAN*
    ---------------------------------       Director                               January 14, 2002
           Aaron I. Fleischman

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
          /s/ STANLEY HARFENIST*
    ---------------------------------       Director                               January 14, 2002
            Stanley Harfenist

           /s/ ANDREW N. HEINE*
    ---------------------------------       Director                               January 14, 2002
             Andrew N. Heine

          /s/ JOHN L. SCHROEDER*
    ---------------------------------       Director                               January 14, 2002
            John L. Schroeder

           /s/ ROBERT D. SIFF*
    ---------------------------------       Director                               January 14, 2002
              Robert D. Siff

          /s/ ROBERT A. STANGER*
    ---------------------------------       Director                               January 14, 2002
            Robert A. Stanger

           /s/ EDWIN TORNBERG*
    ---------------------------------       Director                               January 14, 2002
              Edwin Tornberg

            /s/ CLAIRE L. TOW*
    ---------------------------------       Director                               January 14, 2002
              Claire L. Tow


*By:            /s/ SCOTT N. SCHNEIDER
             ----------------------------
                Scott N. Schneider, AS
                   ATTORNEY-IN-FACT